Filed Pursuant to Rule 433

Registration Statement (No. 333-268084)

May 30, 2023

NiSource Inc.

$300,000,000 5.250% Notes due 2028

$450,000,000 5.400% Notes due 2033

PRICING TERM SHEET

(To Preliminary Prospectus Supplement dated May 30, 2023)

Issuer:	NiSource Inc.

Security:	5.250% Notes due 2028 (the “2028 Notes”) 5.400% Notes due 2033 (the “2033 Notes”)

Ratings (Moody’s; S&P; Fitch)*:	Baa2 (stable)/BBB+ (stable)/BBB (stable)

Size:	2028 Notes: $300,000,000 (Reopening of 5.250% Notes due 2028, of which $750,000,000 was previously issued on March 24, 2023, for a total principal amount outstanding of $1,050,000,000)
2033 Notes: $450,000,000

Public Offering Price:	2028 Notes: 100.280% of the principal amount (plus accrued interest of $3,237,500 from and including March 24, 2023 to, but excluding, the delivery date) 2033 Notes: 99.627% of the principal amount

Maturity Date:	2028 Notes: March 30, 2028 2033 Notes: June 30, 2033

Benchmark Treasury:	2028 Notes: 3.625% due May 31, 2028 2033 Notes: 3.375% due May 15, 2033

Benchmark Treasury Price/Yield:	2028 Notes: 99-02 1⁄4 / 3.831% 2033 Notes: 97-10+ / 3.698%

Spread to Benchmark Treasury:	2028 Notes: T+135 basis points 2033 Notes: T+175 basis points

Yield to Maturity:	2028 Notes: 5.181% 2033 Notes: 5.448%

Optional Redemption Terms:

2028 Notes: Make-whole call at any time prior to February 29, 2028 (the “2028 Par Call Date”) at a redemption price equal to the greater of: (1)(a) 25 basis points spread over the applicable Treasury Benchmark (calculated to the 2028 Par Call Date) less (b) interest accrued to the date of redemption and (2) 100% of the principal amount of the 2028 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

Callable on or after the 2028 Par Call Date at par plus accrued and unpaid interest thereon to, but excluding, the redemption date.

2033 Notes: Make-whole call at any time prior to March 30, 2033 (the “2033 Par Call Date”) at a redemption price equal to the greater of: (1)(a) 30 basis points spread over the applicable Treasury Benchmark (calculated to the 2033 Par Call Date) less (b) interest accrued to the date of redemption and (2) 100% of the principal amount of the 2033 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

Callable on or after the 2033 Par Call Date at par plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Coupon:	2028 Notes: 5.250% 2033 Notes: 5.400%

Interest Payment Dates:	2028 Notes: March 30 and September 30 of each year, beginning September 30, 2023 2033 Notes: June 30 and December 30 of each year, beginning December 30, 2023

Initial Interest Accrual Date:	2028 Notes: March 24, 2023 2033 Notes: June 8, 2023

Format:	SEC Registered

Transaction Date:	May 30, 2023

Expected Settlement Date**:	June 8, 2023 (T+7)

CUSIP/ISIN:	2028 Notes: 65473P AN5 / US65473PAN50 2033 Notes: 65473P AP0 / US65473PAP09

Joint Book-Running Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. MUFG Securities Americas Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. KeyBanc Capital Markets Inc.

Co-Manager:	Huntington Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

We expect to deliver the Notes against payment for the Notes on or about June 8, 2023, which will be the seventh business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next four succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing or the next four succeeding business days should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc., toll-free at (888) 603-5847, BNP Paribas Securities Corp., toll-free at (800) 854-5674, MUFG Securities Americas Inc., toll-free at (877) 649-6848, Scotia Capital (USA) Inc., toll-free at (800) 372-3930 or U.S. Bancorp Investments, Inc., toll free at (877) 558-2607.